EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 11, 2016 and our report dated December 29, 2016 with respect to the audited consolidated financial statements of All for One Media Corp. and its subsidiary for the year ended September 30, 2015 and for the years ended September 30, 2016 and 2015, respectively. Our reports contained explanatory paragraphs regarding the Company’s ability to continue as a going concern.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

February 2, 2017